                                                               EXHIBIT (a)(1)(B)


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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                 SCHEDULE 14D-9
                                 (RULE 14D-101)

                  SOLICITATION/RECOMMENDATION STATEMENT UNDER
            SECTION 14(D)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

                            ------------------------

                              HARTFORD LIFE, INC.
                           (NAME OF SUBJECT COMPANY)

                            ------------------------

                              HARTFORD LIFE, INC.
                      (NAME OF PERSON(S) FILING STATEMENT)

                 CLASS A COMMON STOCK, PAR VALUE $.01 PER SHARE
                         (TITLE OF CLASS OF SECURITIES)

                                    4165924
                     (CUSIP NUMBER OF CLASS OF SECURITIES)

                               LYNDA GODKIN, ESQ.
                              HARTFORD LIFE, INC.
                              200 HOPMEADOW STREET
                          SIMSBURY, CONNECTICUT 06089
                           TELEPHONE: (860) 525-8555
      (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE
      NOTICES AND COMMUNICATIONS ON BEHALF OF THE PERSON FILING STATEMENT)

                                WITH COPIES TO:

           JACK H. NUSBAUM, ESQ.                        GEORGE W. BILICIC, JR., ESQ.
          JEFFREY S. HOCHMAN, ESQ.                        CRAVATH, SWAINE & MOORE
          WILLKIE FARR & GALLAGHER                           825 EIGHTH AVENUE
             787 SEVENTH AVENUE                           NEW YORK, NEW YORK 10019
          NEW YORK, NEW YORK 10019                       TELEPHONE: (212) 474-1000
         TELEPHONE: (212) 728-8000

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.
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

ITEM 1.  SUBJECT COMPANY INFORMATION.

  NAME AND ADDRESS.

     The name of the subject company is Hartford Life, Inc., a Delaware corporation ("Hartford Life"). The address of the principal executive offices of Hartford Life is 200 Hopmeadow Street, Simsbury, Connecticut 06089, and its telephone number is (860) 525-8555.

  SECURITIES.

     The title of the class of equity securities to which this Solicitation/Recommendation Statement (this "Statement") relates is the Class A Common Stock, par value $.0l per share (the "Shares"), of Hartford Life. As of May 16, 2000, there were 26,037,634 Shares (including 213,072 Shares of restricted stock) issued and outstanding.

ITEM 2.  IDENTITY AND BACKGROUND OF FILING PERSON.

  NAME AND ADDRESS.

     The name, business address and business telephone number of Hartford Life, which is the subject company and the person filing this Statement, are set forth in Item 1 above.

  TENDER OFFER.

     This Statement relates to the tender offer by Hartford Fire Insurance Company, a Connecticut corporation ("Purchaser") and a wholly owned subsidiary of The Hartford Financial Services Group, Inc., a Delaware corporation ("Parent"), to purchase all outstanding Shares at a purchase price of $50.50 per Share, net to the seller in cash (less any required withholding taxes), without interest thereon, on the terms and subject to the conditions set forth in the Offer to Purchase, dated May 24, 2000 (the "Offer to Purchase"), and in the related Letter of Transmittal (the "Letter of Transmittal," which, together with the Offer to Purchase, as they may be amended or supplemented from time to time, constitute the "Offer"), copies of which are filed as Exhibits (a)(1) and (a)(2) herewith, respectively, and are incorporated herein by reference in their entirety. Parent and its subsidiaries already own 100% of the Class B Common Stock, par value $.0l per share, of Hartford Life, which constitutes approximately 81.5% of the outstanding Hartford Life common stock. The Offer is described in a Tender Offer Statement on Schedule TO (which includes the information required to be reported under Rule 13e-3) dated May 24, 2000 (the "Schedule TO"), which was filed with the Securities and Exchange Commission on May 24, 2000.

     The Offer is being made pursuant to the Agreement and Plan of Merger dated as of May 18, 2000 (the "Merger Agreement"), by and among Parent, Purchaser, HLI Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Purchaser ("Merger Sub"), and Hartford Life. Following the consummation of the Offer and the satisfaction or waiver of certain conditions, Hartford Life will merge with Merger Sub (the "Merger"). Hartford Life will continue as the surviving corporation. In the Merger, each outstanding Share (other than Shares owned (or held in the treasury) by Hartford Life or any of its wholly owned subsidiaries, or owned by Parent, Purchaser or Merger Sub or held by stockholders who perfect and do not withdraw or otherwise lose their appraisal rights under Delaware law or restricted shares issued pursuant to Hartford Life's stock plans) will be converted into the right to receive the merger consideration, which will be $50.50 per Share, net to the seller in cash (less any required withholding taxes), or any higher price paid per Share in the Offer. A copy of the Merger Agreement is filed as Exhibit (e)(1) hereto and is incorporated herein by reference in its entirety.

     The Schedule TO states that the principal executive offices of Parent and Purchaser are located at Hartford Plaza, Hartford, Connecticut 06115, and the telephone number of each is (860) 547-5000.

ITEM 3.  PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS.

  CONFLICTS OF INTEREST.

     Except as described or referred to in this Item 3, there exists on the date hereof no material agreement, arrangement or understanding and no actual or potential material conflict of interest between Hartford Life or its affiliates and either (i) Hartford Life, its executive officers, directors or affiliates or
(ii) the Purchaser, Parent, Merger Sub or any of their respective executive officers, directors or affiliates.

     1. CERTAIN ARRANGEMENTS BETWEEN HARTFORD LIFE AND ITS EXECUTIVE OFFICERS, DIRECTORS AND AFFILIATES.

     Proxy Statement Disclosures. Certain contracts, agreements, arrangements and understandings between Hartford Life and its executive officers, directors and affiliates are described in Items 10 through 13, inclusive, of Hartford Life's Form 10-K/A for the year ended December 31, 1999. Items 10 through 13, inclusive, of the Form 10-K/A are filed herewith as Exhibit (e)(2) and are incorporated herein by reference. The information incorporated by reference is considered to be a part of this Statement, except for any information that is superseded by information included directly in this Statement.

     Company Benefit Plans. The information set forth under "INTRODUCTION," "SPECIAL FACTORS -- Background of the Offer," "SPECIAL FACTORS -- Recommendation of the Special Committee and the Company Board; Fairness of the Offer and the Merger," "SPECIAL FACTORS -- Opinion of the Financial Advisor," "SPECIAL
FACTORS -- Interests of Certain Persons in the Offer and the Merger," "SPECIAL FACTORS -- The Merger Agreement," "SPECIAL FACTORS -- Beneficial Ownership of Common Stock," "SPECIAL FACTORS -- Transactions and Arrangements Concerning the Shares," "SPECIAL FACTORS -- Related Party Transactions," "THE TENDER
OFFER -- Section 7. Certain Information Concerning the Company" and "THE TENDER OFFER -- Section 8. Certain Information Concerning Parent and Purchaser" in the Offer to Purchase is incorporated herein by reference.

     2. CERTAIN ARRANGEMENTS BETWEEN HARTFORD LIFE AND PARENT.

     The information set forth under "INTRODUCTION," "SPECIAL
FACTORS -- Background of the Offer," "SPECIAL FACTORS -- Recommendation of the Special Committee and the Company Board; Fairness of the Offer and the Merger," "SPECIAL FACTORS -- Opinion of the Financial Advisor," "SPECIAL FACTORS -- The Merger Agreement," "SPECIAL FACTORS -- Beneficial Ownership of Common Stock," "SPECIAL FACTORS -- Transactions and Arrangements Concerning the Shares," "SPECIAL FACTORS -- Related Party Transactions," "THE TENDER OFFER -- Section 7. Certain Information Concerning the Company" and "THE TENDER OFFER -- Section 8. Certain Information Concerning Parent and Purchaser" in the Offer to Purchase is incorporated herein by reference.

     3. INTERESTS OF CERTAIN PERSONS IN THE OFFER AND THE MERGER.

     In considering the recommendations of the Hartford Life Board and the Special Committee of independent Hartford Life directors with respect to the Offer, the Merger and the Merger Agreement and the fairness of the consideration to be received in the Offer and the Merger, stockholders should be aware that certain officers and directors of Parent, Purchaser and Hartford Life have interests in the Offer and the Merger which are described in the sections of the Offer to Purchase listed below and which may present them with certain potential conflicts of interest.

     The information contained under "SPECIAL FACTORS -- Interests of Certain Persons in the Offer and the Merger," "SPECIAL FACTORS -- Beneficial Ownership of Common Stock," "SPECIAL FACTORS -- Transactions and Arrangements Concerning the Shares," and "SPECIAL FACTORS -- Related Party Transactions" in the Offer to Purchase is incorporated herein by reference.

     The Special Committee and the Hartford Life Board were aware of these actual and potential conflicts of interest and considered them along with the other matters described below in Item 4, "The Solicitation or Recommendation -- Reasons for the Recommendation."

ITEM 4.  THE SOLICITATION OR RECOMMENDATION.

  RECOMMENDATION.

     Recommendation of the Special Committee. At a meeting held on May 17, 2000, the Special Committee (i) unanimously determined that the terms of each of the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of Hartford Life's stockholders (other than Parent, Purchaser and Merger Sub); (ii) unanimously determined to recommend that the Hartford Life Board approve the Merger Agreement and the transactions contemplated by the Merger Agreement; and (iii) unanimously determined to recommend that Hartford Life's stockholders accept the Offer and tender their Shares pursuant to the Offer and, if applicable, adopt the Merger Agreement.

     Recommendation of the Hartford Life Board. At a meeting held on May 17, 2000, after hearing the Special Committee's recommendation, the Hartford Life Board, by unanimous vote of all directors and based on, among other things, the recommendation of the Special Committee, (i) determined that the terms of each of the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of Hartford Life's stockholders (other than Parent, Purchaser and Merger Sub); (ii) approved the Merger Agreement and the transactions contemplated by the Merger Agreement; and (iii) recommended that Hartford Life's stockholders accept the Offer and tender their Shares pursuant to the Offer and adopt the Merger Agreement. ACCORDINGLY, THE HARTFORD LIFE BOARD RECOMMENDS THAT THE STOCKHOLDERS OF HARTFORD LIFE ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER AND, IF APPLICABLE, ADOPT THE MERGER AGREEMENT.

     A letter to the stockholders of Hartford Life, a letter to brokers, dealers, commercial banks, trust companies and other nominees, a letter to clients for use by brokers, dealers, commercial banks, trust companies and other nominees communicating the Hartford Life Board's recommendation, press releases announcing the Offer and the Merger and letters instructing participants in The Hartford Investment and Savings Plan and the 1997 Hartford Life, Inc. Employee Stock Purchase Plan are filed herewith as Exhibits (a)(3), (a)(4), (a)(5),
(a)(6), (a)(7), (a)(8) and (a)(9), respectively, and are incorporated herein by reference.

     The Hartford Life Board's recommendation is based in part on the oral opinion (which was subsequently confirmed in writing) delivered by Salomon Smith Barney Inc. ("Salomon Smith Barney") to the Special Committee on May 17, 2000, to the effect that, as of such date and based on and subject to the assumptions and limitations described in the opinion, the price per Share of $50.50 to be received pursuant to the Offer and the Merger by Hartford Life stockholders (other than Parent and its affiliates) was fair, from a financial point of view, to such stockholders. The full text of the written opinion, which sets forth the assumptions made, the procedures followed, the matters considered and the limitations on the review undertaken by Salomon Smith Barney, is filed herewith as Exhibit (a)(10) and is incorporated herein by reference.

  REASONS FOR THE RECOMMENDATION.

     The reasons for the recommendation stated in this Item 4 are set forth under "INTRODUCTION," "SPECIAL FACTORS -- Background of the Offer," "SPECIAL FACTORS -- Recommendation of the Special Committee and the Board; Fairness of the Offer and the Merger" and "SPECIAL FACTORS -- Opinion of the Financial Advisor" in the Offer to Purchase, and are incorporated herein by reference.

  INTENT TO TENDER.

     To the best knowledge of Hartford Life, after making reasonable inquiry, each of Hartford Life's executive officers, directors, affiliates and subsidiaries, other than those individuals, if any, for whom the tender of Shares could cause them to incur liability under the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, or to the extent their Shares are restricted shares, and other than those individuals who intend to make charitable contributions of Shares, currently intends to tender pursuant to the Offer or sell all Shares held of record or beneficially owned by them as of the date hereof.

ITEM 5.  PERSONS/ASSETS RETAINED, EMPLOYED, COMPENSATED OR USED.

     The information contained under "SPECIAL FACTORS -- Background of the Offer," "SPECIAL FACTORS -- Recommendation of the Special Committee and the Board; Fairness of the Offer and the Merger" and "SPECIAL FACTORS -- Opinion of the Financial Advisor" in the Offer to Purchase is incorporated herein by reference.

     Neither Hartford Life nor any person acting on its behalf has employed, retained or compensated, or currently intends to employ, retain or compensate, any person to make solicitations or recommendations to the stockholders of Hartford Life on its behalf with respect to the Offer or the Merger.

ITEM 6.  INTEREST IN SECURITIES OF THE SUBJECT COMPANY.

     The information set forth under "SPECIAL FACTORS -- Transactions and Arrangements Concerning the Shares" in the Offer to Purchase is incorporated herein by reference.

     Except as set forth in this Item 6, no transactions in the Shares during the past 60 days have been effected by Hartford Life or, to the best of Hartford Life's knowledge, by any executive officer, director, affiliate or subsidiary of Hartford Life.

ITEM 7.  PURPOSES OF THE TRANSACTION AND PLANS OR PROPOSALS.

     Except as described or referred to in this Statement, no negotiation is being undertaken or engaged in by Hartford Life which relates to or would result in (i) a tender offer or other acquisition of the Shares by Hartford Life, any of its subsidiaries or any other person, (ii) an extraordinary transaction, such as a merger, reorganization, or liquidation, involving Hartford Life or any of its subsidiaries, (iii) a purchase, sale, or transfer of a material amount of assets by Hartford Life or any of its subsidiaries or (iv) any material change in the present dividend rate or policy, or indebtedness or capitalization of Hartford Life.

     Except as described or referred to in this Statement, there are no transactions, Hartford Life Board resolutions, agreements in principle, or signed contracts entered into in response to the Offer that would relate to one or more of the matters referred to in this Item 7.

ITEM 8.  ADDITIONAL INFORMATION.

     The information contained in the Offer to Purchase filed as Exhibit (a)(1) herewith is incorporated herein by reference.

ITEM 9.  EXHIBITS.

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
  (a)(1)      Offer to Purchase dated May 24, 2000.*+
  (a)(2)      Letter of Transmittal.*+
  (a)(3)      Letter from the Chairman of Hartford Life to Hartford Life's
              Stockholders, dated May 24, 2000.+
  (a)(4)      Letter from the Dealer Managers to Brokers, Dealers,
              Commercial Banks, Trust Companies, and Nominees.*
  (a)(5)      Letter to clients for use by Brokers, Dealers, Commercial
              Banks, Trust Companies, and Nominees.*
  (a)(6)      Text of press release issued by Parent, dated May 18, 2000.*
  (a)(7)      Text of press release issued by Hartford Life, dated May 18,
              2000.*
  (a)(8)      Instruction Letter to Participants in The Hartford
              Investment and Savings Plan.*
  (a)(9)      Instruction Letter to Participants in the 1997 Hartford
              Life, Inc. Employee Stock Purchase Plan.*
 (a)(10)      Opinion of Salomon Smith Barney Inc., dated May 17, 2000
              (included as Annex A hereto).+
  (e)(1)      Agreement and Plan of Merger dated as of May 18, 2000, among
              Parent, Purchaser, Merger Sub and Hartford Life.*
  (e)(2)      Items 10 through 13 of the Form 10-K/A of Hartford Life for the year ended December 31, 1999 (incorporated by reference to the Form 10-K/A of Hartford Life, filed on April 28, 2000
              (File No. 1-12749)).
  (e)(3)      Amended and Restated Certificate of Incorporation of
              Hartford Life, Inc. as amended (incorporated by reference to
              Exhibit 3.1 of the Form S-1 of Hartford Life, Inc. dated
              February 10, 1997 (Registration No. 333-21459)).

---------------
* Incorporated by reference to the Schedule TO filed by Parent and Purchaser on May 24, 2000.

+ Mailed to Hartford Life's stockholders.

                                   SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

                                          HARTFORD LIFE, INC.

                                          By: /s/ LOWNDES A. SMITH
                                            ------------------------------------
                                            Name: Lowndes A. Smith
                                            Title: President and Chief Executive
                                              Officer

Dated: May 24, 2000

                                    ANNEX A

                                          May 17, 2000

Special Committee of the Board of Directors
Hartford Life, Inc.
200 Hopmeadow Street
Simsbury, Connecticut 06089

Ladies and Gentlemen:

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of the Class A Common Stock, par value $0.01 per share (the "Company Class A Stock"), of Hartford Life, Inc. (the "Company"), other than The Hartford Financial Services Group, Inc. (the "Parent") and its affiliates, of the consideration to be received by such holders in connection with the proposed acquisition by Parent of all outstanding shares of Company Class A Stock as contemplated by the Agreement and Plan of Merger (the "Agreement") to be entered into by and among the Company, Parent, Hartford Fire Insurance Company ("Purchaser"), a wholly owned subsidiary of Parent, and HLI Acquisition, Inc. ("MergerSub"), a wholly owned subsidiary of Purchaser.

     As more specifically set forth in the Agreement, and subject to the terms and conditions thereof, (i) Parent will cause Purchaser to commence a tender offer (the "Proposed Tender Offer") to purchase all outstanding shares of Company Class A Stock, at a purchase price of $50.50 per share, net to the seller in cash (the "Per Share Amount"), and (ii) following consummation of the Proposed Tender Offer, MergerSub will be merged with and into the Company (the "Proposed Merger" and, together with the Proposed Tender Offer, the "Proposed Transaction") and each then outstanding share of Company Class A Stock (other than certain shares specified in the Agreement) will be converted into the right to receive, in cash, the Per Share Amount, or any higher price that may have been paid pursuant to the Proposed Tender Offer.

     In arriving at our opinion, we reviewed the Agreement, dated as of May 18, 2000, and held discussions with certain senior officers, directors and other representatives and advisors of the Company and certain senior officers and other representatives and advisors of Parent concerning the businesses, operations and prospects of the Company. We examined certain publicly available business and financial information relating to the Company as well as certain financial forecasts and other information and data for the Company which were provided to or otherwise discussed with us by the management of the Company and Parent. We reviewed the financial terms of the Proposed Transaction as set forth in the Agreement in relation to, among other things: current and historical market prices and trading volumes of Company Class A Stock; the historical and projected earnings and other operating data of the Company; and the capitalization and financial condition of the Company. We considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected that we considered relevant in evaluating the Proposed Transaction and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of the Company. We also have taken into consideration that Parent owns all of the outstanding shares of the Class B Common Stock, par value $0.01 per share, of the Company, which represents approximately 81% of the outstanding shares of the common stock of the Company. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

     In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us and have further relied upon the assurances of management of the Company and Parent that they are not aware of any facts that would make any of such information inaccurate or misleading. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the management of the Company and Parent that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company and Parent as to the future financial performance of the Company. We express no view with respect to such forecasts and other information and data or the assumptions on which they were based. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company nor have we made any physical inspection of the properties or assets of the Company. We have further assumed that the Proposed Transaction will be consummated in accordance with the terms of the Agreement, without waiver of any of the conditions precedent to the Proposed Tender Offer or the Proposed Merger contained in the Agreement. For purposes of this opinion, we have assumed that the consideration paid per share of Company Class A Stock in the Proposed Transaction will be the Per Share Amount.

     We were not requested to consider, and our opinion does not address, the relative merits of the Proposed Transaction as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Our opinion necessarily is based upon information available to us and financial, stock market and other conditions and circumstances existing and disclosed to us as of the date hereof.

     Salomon Smith Barney Inc. is acting as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Proposed Transaction and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Proposed Transaction. We have in the past provided investment banking services to the Company and Parent unrelated to the Proposed Transaction, for which we have received compensation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of the Company and Parent for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. Salomon Smith Barney Inc. and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with the Company, Parent and their respective affiliates.

     Our advisory services and the opinion expressed herein are provided for the information of the Special Committee of the Board of Directors of the Company in its evaluation of the Proposed Transaction and our opinion is not intended to be and does not constitute a recommendation of the Proposed Transaction to the Company or a recommendation to any stockholder as to whether such stockholder should tender shares of Company Class A Stock in the Proposed Tender Offer or how such stockholder should vote on any matters relating to the Proposed Merger.

     Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the consideration to be received in the Proposed Transaction by the holders of Company Class A Stock (other than Parent and its affiliates) is fair, from a financial point of view, to such holders.

                                          Very truly yours,

                                          /s/ SALOMON SMITH BARNEY INC.

                                          SALOMON SMITH BARNEY INC.

                                        2